Exhibit 99.1

Contact: Whirlpool Corporation

Media: Monica Teague, 269/923-8037

Monica.Teague@Whirlpool.com

Financial: Larry Venturelli, 269/923-4678

Larry.Venturelli@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS RECORD RESULTS

Strong International Earnings Growth

BENTON HARBOR, MICH., JULY 20, 2007—Whirlpool Corporation (NYSE: WHR) announced today that second-quarter 2007 net sales increased 3 percent to $4.9 billion. Net earnings from continuing operations were $161 million, or $2.00 per diluted share, up approximately 60 percent from the $100 million, or $1.26 per diluted share, reported in the same period last year.

Earnings from continuing operations for the second quarter reflect strong operating profit improvement within each of the company’s international business segments, the benefit from efficiencies associated with last year’s acquisition of Maytag, productivity improvements, strong cost controls, favorable currency and a lower effective tax rate. Results were adversely affected by significantly higher material costs, lower industry shipments within the United States, increased brand investment and a pension curtailment charge. Each regional business increased year-over-year operating profit margins during the quarter.

“Our international businesses continue to execute extremely well and we are pleased with their financial performance through the first half of 2007,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “While weak industry demand and significantly higher material prices in the United States have unfavorably impacted our results for the past year, we are positive about the trends exiting the second quarter and believe demand will begin returning to moderate growth levels in the second half of this year.”

During the quarter, the company repurchased $101 million of common stock. Approximately $365 million remains under the company’s $500 million share repurchase program.

NEW INNOVATION

•	Maytag brand completed the launch of:

•

The Centennial series washer and dryer to celebrate the 100-year anniversary of its first washing machine. The Centennial system offers retro styling with a center-knob control and metallic accents. The washer features a heavy-gauge steel lid, a Dependable Clean wash system and commercial-grade strength.

•

The Bravos high-efficiency, large-capacity top-load washer and dryer system. The Bravos system features an impeller wash system with Sensi-Care technology, Gentle Breeze drying system with IntelliDry sensors and a commercial-grade stainless-steel wash basket.

•	The Maytag brand also launched:

•	The new Epic washing machine with a built-in dispenser option to automatically dispense OxiClean® stain-fighting additive into the pre-wash cycle to help remove tough stains.

•	Jenn-Air brand in North America launched:

•

A complete collection of appliances in Oiled Bronze, a richly hued finish. The Oiled Bronze collection is a Jenn-Air exclusive. The collection includes gas and electric cooktops, wall ovens, warming drawers, select refrigerators and dishwashers.

•	KitchenAid brand in North America launched:

•

The Architect Series II, the latest generation of top-of-the-line KitchenAid appliances. Additions to the new series include a first-of-its-kind, full-size wall oven with dual fan convection and steam-assist technology; induction cook tops; slow cook warming drawers; built-in refrigerators, including French Door configurations; and dishwasher models.

•	Whirlpool Europe launched:

•

The Whirlpool Evolution Emotion Hood with dual functionality. In addition to extracting fumes, vapors and odors from the kitchen, the hood provides a primary or additional light source. The hood can be located anywhere in the kitchen, providing flexibility in kitchen design.

•	The Bauknecht SuperEco energy-conserving washing machine. The machine consumes approximately 40 percent less energy than traditional washing machines.

•	Whirlpool Latin America launched:

•

The Brastemp One Fitness microwave featuring a new rounded-design concept. The microwave can fit in corners, thereby maximizing space, and offers an exclusive Fitness Function that prepares fish and vegetables by steam cooking.

•

Two new Consul brand washing machines in the Brazilian region. The Consul Mare and Consul Mare Super machines come with an exclusive Easy Level feature that aids consumers in determining the correct amount of clothes, soap, rinse and water.

•	Whirlpool Asia launched:

•	The Mastermind frost-free refrigerator. The refrigerator automatically adjusts its internal temperature based on the exterior environment and the amount of food inside the unit.

AWARDS AND ACCOMPLISHMENTS

•

Whirlpool Corporation received the 2007 ENERGY STAR® Partner of the Year Award for Sustained Excellence from the U.S. Department of Energy and the U.S. Environmental Protection Agency. This award is given to a select group of organizations that have exhibited outstanding environmental leadership year after year, while sustaining product and marketing excellence. This unique honor represents Whirlpool Corporation’s eighth consecutive ENERGY STAR Award.

•

Whirlpool and Habitat for Humanity together built 9 homes in 5 days for the second annual Building Blocks project, created by Whirlpool to raise awareness of the affordable housing crisis and to help eliminate substandard housing in the United States. The homes were built in Guadalupe, Arizona.

•

Whirlpool Corporation received the 2006 Cause Marketing Golden Halo Award for Business. The Cause Marketing Golden Halo Award is America’s highest honor for companies and organizations that give back to the community through creative and effective cause marketing campaigns. The award recognizes Whirlpool Corporation and its Whirlpool and KitchenAid brands for their long-term, successful partnerships with Habitat for Humanity International and Susan G. Komen for the Cure.

•	Whirlpool Corporation was again recognized by DiversityInc. magazine for its diversity and inclusion initiatives.

•

In Europe, the Bauknecht ProTouch stainless steel surface received the “BMK Innovation Prize 2007” from the German federal kitchenware trade association. The ProTouch surface is a specially treated stainless steel that resists scratches and reduces the visibility of fingerprints.

•	In India, Whirlpool won the Reader’s Digest “Most Trusted Brand” award.

SECOND-QUARTER REGIONAL REVIEW*

Whirlpool North America reported second-quarter revenue of $3.0 billion, down approximately 6 percent versus the year-ago period primarily due to lower OEM shipments and industry demand. As expected, industry unit shipments of major appliances (T7)** declined approximately 1 percent for the quarter and 5 percent for the first half of 2007. Industry shipment trends began to improve during the quarter, following six months of high single-digit, year-over-year declines.

Operating profit of $179 million for the quarter improved over the prior year despite significant material cost increases, primarily for base metals, component parts and steel, lower industry demand, increased brand investment in support of the Maytag launch of new innovative products and a pension curtailment charge. Acquisition efficiencies, cost-based price increases and lower administrative expense mitigated the higher costs.

Based on current economic conditions, the company continues to expect full-year 2007 U.S. industry unit shipments to decline approximately 2 to 3 percent.

Whirlpool Europe reported record second-quarter revenue and operating profit. Revenue increased 10 percent to $900 million driven by strong Whirlpool brand sales performance and the impact from innovative new product offerings. Excluding currency translation, sales increased by 3 percent. Industry demand during the quarter was estimated to have increased 2 to 3 percent.

Operating profit of $51 million increased 20 percent for the quarter and margins expanded as a favorable mix, productivity improvements and reduced benefit expenses offset higher material costs during the quarter.

Based on current economic conditions in Europe, the company continues to expect full-year industry unit shipments to increase approximately 2 to 3 percent.

Whirlpool Latin America reported record second-quarter revenue and operating profit. Revenue of $822 million grew 29 percent from last year driven by strong industry growth in appliances, favorable economic conditions in Brazil, cost-based price adjustments, and strong demand for the region’s top-selling innovative brands. Excluding currency translations, sales for appliances and compressors increased approximately 18 percent. Regional unit shipments of appliances grew by 22 percent while industry unit shipments were estimated to have increased 18 percent during the quarter.

Record operating profit of $95 million increased significantly from the prior year. Higher industry demand within the region, strong productivity and price increases implemented to mitigate higher material costs drove the year-over-year improvement and increased operating profit margins to 11.6 percent.

Based on the current economic environment in Brazil, the company continues to expect full-year 2007 appliance industry shipments to increase 15 to 20 percent.

Whirlpool Asia reported sales of $163 million, an increase of 23 percent from the prior-year period. Excluding the impact of currency, sales increased approximately 13 percent. Increased operating profit during the quarter was led by very strong growth in India. The region benefited from successful new product introductions, an improved product mix and cost-based price increases implemented to mitigate higher material costs.

Based on current economic conditions in Asia, the company continues to expect 2007 industry unit shipments to increase 5 to 10 percent.

*During the first quarter of 2007, the company adopted changes to its segment reporting consistent with the methodology the chief executive officer now uses to evaluate each segment’s operating and financial results. The company previously included the financial results for its Caribbean operations and exports of certain portable appliances to Europe within its North America business segment. The results for these businesses are now being reported within the Latin America and Europe segments, respectively. In addition, the company has reallocated certain costs previously included within corporate administrative expense to each of the respective regions. Regional results for 2006 have been reclassified to reflect these changes.

Outlook

For the balance of the year, Whirlpool continues to expect strong performance within its international businesses. Increasing U.S. industry demand, acquisition efficiencies, productivity improvements and innovative Maytag product launches are expected to improve performance within North America during the second half of the year.

“We are addressing current U.S. industry demand trends and heightened global material costs with continued new product innovation, increased productivity throughout our global operations, as well as improving our overall mix of business and realizing implemented cost-based price adjustments,” said Fettig. “We now expect to realize efficiencies in excess of $400 million from the Maytag acquisition during 2007 and continue to execute plans to revitalize Maytag’s product offering and growth. Due to rising oil prices, the company now expects the combination of material and oil-related costs to increase approximately $570 million for the year.”

Whirlpool continues to expect full-year 2007 earnings per diluted share from continuing operations to be in the $8.00 to $8.50 range and anticipates generating between $600 million to $650 million in free cash flow.

Cash Flow Reconciliation

The table below reconciles projected 2007 cash provided by continuing operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company’s calculations. As defined by the company, free cash flow is cash provided by continuing operations after capital expenditures and proceeds from the sale of assets/businesses. Free cash flow does not include proceeds from the sale of Maytag businesses. The projections shown here are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of the company, and significant economic, competitive and other uncertainties and contingencies.

(millions of dollars)
Cash provided by continuing operations	$1,175-$1,225
Capital expenditures	(625)
Proceeds from sale of assets/non-Maytag businesses	50

Free Cash Flow	$600-$650

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $18 billion, 73,000 employees, and 70 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

**T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Whirlpool Additional Information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices, as well as expectations as to the integration with Maytag Corporation. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool Corporation’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European, manufacturers and the strength of trade customers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 14% of Whirlpool’s 2006 consolidated net sales of $18.1 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) Whirlpool’s ability to complete the integration of Maytag Corporation on a timely basis and fully realize the anticipated benefits of the merger while remaining within the current cost estimates; (4) demand for Whirlpool’s products, including the strength of the U.S. building industry and the level of interest rates; (5) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform, acceleration of the rate of innovation and realization of cost-based price increases; (6) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and zinc) and components, and the ability of Whirlpool to offset cost increases; (7) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (8) our ability to attract, develop and retain executives and other qualified employees; (9) changes in market conditions, health care cost trends and regulatory changes that could increase future funding obligations for pension and postretirement benefit plans; (10) the cost of compliance with environmental and health and safety regulations, including regulations in Europe regarding appliance disposal; (11) potential exposure to product liability claims, including claims that may arise through Whirlpool’s regular investigations of potential quality issues as part of its ongoing effort to provide quality products to consumers; (12) the impact of labor relations; (13) Whirlpool’s ability to obtain and protect intellectual property rights; (14) volatility in Whirlpool’s effective tax rate; (15) the ability of Whirlpool to manage foreign currency fluctuations; (16) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; and (17) risks associated with operations outside the United States. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

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WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30

(millions of dollars except per share data)

	Three Months Ended		Six Months Ended
	2007	2006	2007	2006
Net sales	$4,854	$4,734	$9,243	$8,270
EXPENSES:
Cost of products sold	4,121	4,034	7,882	7,013
Selling, general and administrative	463	465	838	809
Intangible amortization	7	9	17	9
Restructuring costs	16	21	33	33

	4,607	4,529	8,770	7,864

OPERATING PROFIT	247	205	473	406
OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	2	(12)	(3)	(19)
Interest expense	(49)	(56)	(99)	(85)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND OTHER ITEMS	200	137	371	302
Income taxes	29	35	70	82

EARNINGS FROM CONTINUING OPERATIONS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	171	102	301	220
Equity in (losses) earnings of affiliated companies	(2)	1	(4)	2
Minority interests	(8)	(3)	(12)	(4)

EARNINGS FROM CONTINUING OPERATIONS	161	100	285	218
Loss from discontinued operations, net of tax	—	(9)	(7)	(9)

NET EARNINGS	$161	$91	$278	$209

Per share of common stock:
Basic earnings from continuing operations	$2.04	$1.28	$3.62	$3.01
Discontinued operations, net of tax	—	(0.12)	(0.09)	(0.13)

Basic net earnings	$2.04	$1.16	$3.53	$2.88

Diluted earnings from continuing operations	$2.00	$1.26	$3.55	$2.96
Discontinued operations, net of tax	—	(0.12)	(0.09)	(0.13)

Diluted net earnings	$2.00	$1.14	$3.46	$2.83

Dividends declared	$.43	$.43	$.86	$.86
Weighted-average shares outstanding (millions):
Basic	78.8	78.0	78.8	72.4
Diluted	80.5	79.4	80.2	73.7

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(millions of dollars)

	(Unaudited)
	June 30,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS
Cash and equivalents	$343	$262
Trade receivables, less allowances (2007: $85; 2006: $84)	2,683	2,676
Inventories	2,810	2,348
Deferred income taxes	374	372
Other current assets	656	578
Assets of discontinued operations	—	240

Total Current Assets	6,866	6,476

OTHER ASSETS
Investment in affiliated companies	18	23
Goodwill, net	1,760	1,663
Other intangibles, net	1,855	1,871
Deferred income taxes	534	513
Other assets	176	175

	4,343	4,245

PROPERTY, PLANT AND EQUIPMENT
Land	90	94
Buildings	1,170	1,174
Machinery and equipment	7,433	7,186
Accumulated depreciation	(5,613)	(5,297)

	3,080	3,157

Total Assets	$14,289	$13,878

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Notes payable	$788	$521
Accounts payable	3,191	2,945
Employee compensation	416	420
Accrued advertising and promotions	404	550
Deferred income taxes	63	74
Accrued expenses	667	698
Pension benefits	16	16
Postretirement benefits	97	97
Restructuring costs	119	177
Income taxes	37	79
Other current liabilities	287	287
Current maturities of long-term debt	137	17
Liabilities of discontinued operations	—	121

Total Current Liabilities	6,222	6,002

OTHER LIABILITIES
Deferred income taxes	313	352
Pension benefits	801	838
Postretirement benefits	1,221	1,207
Other liabilities	431	350
Long-term debt	1,677	1,798

	4,443	4,545

MINORITY INTERESTS	57	48

STOCKHOLDERS’ EQUITY
Common stock, $1 par value:
Shares authorized - 250 million	103	102
Shares issued -103 million (2007); 102 million (2006)
Shares outstanding - 78 million (2007); 78 million (2006)
Paid-in capital	1,951	1,869
Retained earnings	3,407	3,205
Accumulated other comprehensive loss	(543)	(643)
Treasury stock - 25 million shares (2007); 24 million shares (2006)	(1,351)	(1,250)

Total Stockholders’ Equity	3,567	3,283

Total Liabilities and Stockholders’ Equity	$14,289	$13,878

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30

(millions of dollars)

	2007	2006
OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net earnings	$278	$209
Loss from discontinued operations	7	9

Earnings from continuing operations	285	218
Adjustments to reconcile earnings from continuing operations to net cash flows (used in) provided by continuing operating activities:
Equity in losses (earnings) of affiliated companies, less dividends received	4	(2)
(Gain) loss on disposition of assets	(12)	8
Depreciation and amortization	292	237
Changes in assets and liabilities, net of business acquisitions:
Trade receivables	(9)	82
Inventories	(429)	(351)
Accounts payable	162	(9)
Restructuring charges, net of cash paid	(61)	(9)
Taxes deferred and payable, net	38	(11)
Accrued pension	(9)	47
Accrued payroll and other compensation	(45)	(66)
Other - net	(222)	(63)

Cash (Used In) Provided By Continuing Operating Activities	(6)	81

INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Capital expenditures	(202)	(233)
Proceeds from sale of assets	20	6
Proceeds from sale of Maytag adjacent businesses	100	—
Purchase of minority interest shares	—	(53)
Acquisition of businesses, net of cash acquired	—	(795)

Cash Used In Investing Activities of Continuing Operations	(82)	(1,075)

FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Net proceeds of short-term borrowings	261	198
Proceeds from borrowings of long-term debt	3	748
Repayments of long-term debt	(8)	(190)
Dividends paid	(68)	(62)
Purchase of treasury stock	(101)	—
Common stock issued under stock plans	51	40
Other	10	11

Cash Provided By Financing Activities of Continuing Operations	148	745

Cash Provided By Discontinued Operations
Operating Activities	6	12
Investing Activities	—	(2)

Cash Provided By Discontinued Operations	6	10

Effect of Exchange Rate Changes on Cash and Equivalents	15	16

Increase (Decrease) in Cash and Equivalents	81	(223)
Cash and Equivalents at Beginning of Period	262	524

Cash and Equivalents at End of Period	$343	$301